Exhibit 10.60

EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT (the “Agreement”), dated as of January 1, 2003 (the “Effective Date”), by and between, AXS-One Inc., a Delaware corporation (the “Company”) and Gennaro Vendome (the “Executive”).

W I T N E S S E T H:

WHEREAS, prior to the Effective Date the Executive was employed by the Company pursuant to an employment agreement, dated November 18, 1991 (the “Prior Agreement”);

WHEREAS, on and after the Effective Date, the Company and the Executive desire to enter into this Agreement as to the terms of his employment with the Company; and

WHEREAS, this Agreement shall supersede any prior agreement (whether written or oral) entered into between the Executive and the Company prior to the Effective Date, including, without limitation, the Prior Agreement.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the parties agree as follows:

1.                                       Term of Employment.  Except for earlier termination as provided in Section 8 hereof, Executive’s employment under this Agreement shall be for a two (2) year term (the “Initial Employment Term”) commencing on the Effective Date.  Subject to Section 8 hereof, the Initial Employment Term shall be automatically extended for additional terms of successive one (1) year periods (the “Additional Employment Term”) unless the Company or Executive gives written notice to the other at least 90 days prior to the expiration of the then Initial Employment Term or Additional Employment Term of the termination of Executive’s employment hereunder at the end of such Employment Term.  The Initial Employment Term and the Additional Employment Term shall be referred to herein as the “Employment Term.”

2.                                       Positions/Duties.  (a)     Executive shall serve as Executive Vice President of Sales, Marketing and Consulting for North America or a similar position.  Upon termination of Executive’s employment for any reason, Executive shall immediately resign from any other offices within the Company (or any subsidiary) that Executive may then hold.

(b)                                 Executive shall report to the Chief Executive Officer of the Company or his designee (“CEO”).

(c)                                  During the Employment Term, Executive shall devote substantially all of his business time and best efforts on a full time basis to the performance of his duties hereunder and to the performance of such duties as are assigned to the Executive from time to time by the CEO; provided, however, the Executive shall be permitted, to the extent that such activities do not create a conflict of interest with the Company or materially interfere with the performance of his duties and responsibilities hereunder, to manage his personal and family financial affairs and to serve on civic, not-for-profit or charitable industry boards and advisory committees.  The Executive may serve on non-competing for-profit boards and advisory committees with the prior written consent of the CEO.

3.                                       Base Salary.  During the Employment Term, the Company shall pay the Executive a base salary at the annual rate of $225,000 (“Base Salary”), which shall be payable in accordance with the usual payroll practices of the Company.

4.                                       Incentive Compensation.  During the Employment Term, the Executive shall be eligible to receive an annual discretionary bonus based on the attainment of performance goals established by the Board (or the Compensation Committee thereof), in its sole discretion.

5.                                       Employee Benefits and Vacation.  (a)    During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, fringe benefits and perquisites generally provided to executives of the Company at a level commensurate with his position.

(b)                                 During the Employment Term, the Executive shall be entitled to vacation each year in accordance with the Company’s policies in effect from time to time, but in no event more than 20 days paid vacation per calendar year.  Such vacation days shall be used at times and dates reasonably acceptable to the Company and the Executive.

6.                                       Business Expenses.  The Company shall reimburse Executive for the reasonable travel, entertainment and other business expenses incurred by Executive in the performance of his duties hereunder, subject to approval by the Company, in accordance with the Company’s normal expense reimbursement policies applicable to its employees in general and to executives of the same or equivalent rank.

7.                                       Excise Tax Provisions.  The provisions of Exhibit A shall apply.

8.                                       Termination.  (a)    The employment of the Executive under this Agreement shall terminate upon the earliest to occur of any of the following events:

(i)                                     the death of the Executive;

(ii)                                  the termination of the Executive’s employment by the Company due to the Executive’s Disability pursuant to Section 8(b) hereof;

(iii)                               the termination of the Executive’s employment by the Company without Cause pursuant to Section 8(f) hereof;

(iv)                              the termination of employment by the Executive for Good Reason within one (1) year after a Change in Control pursuant to Section 8(c) hereof;

(v)                                 the voluntary resignation by the Executive for any reason pursuant to Section 8(d) hereof;

(vi)                              the termination of the Executive’s employment by the Company for Cause pursuant to Section 8(e) hereof; or

(vii)                           non-renewal of the Employment Term in accordance with Section 1.

(b)                                 Disability.  If by reason of physical or mental illness or incapacity the Executive is unable to carry out his material duties pursuant to this Agreement for more than 90 days during any rolling 12-month period, the Company may terminate Executive’s employment for “Disability.”  Such termination shall be upon 30 days written notice by a notice of Disability termination, at any time while the Executive is unable to carry out his duties as a result of such Disability.

(c)                                  (i)                                     Termination for Good Reason.  A termination for Good Reason means a termination by the Executive by written notice in accordance with subsection (ii) below given within 45 days after the occurrence of the Good Reason event, unless such circumstances are fully corrected by the Company as provided in subsection (ii) below.  For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following circumstances without the Executive’s express written consent, which occurs within one (1) year after a Change in Control (as defined in Section 11):  (i) any material diminution in the Executive’s then positions or titles, or the Executive’s removal from (other than a voluntary resignation by the Executive or a mandatory resignation in accordance with Section 2(a)), or failure to be re-elected to, the Board; (ii) a material diminution of his then duties, responsibilities or authority; (iii) any decrease in the Executive’s Base Salary (other than an across-the-board decrease, which impacts other executives of the Company); or (iv) any material breach by the Company of any material provision of this Agreement.  The Executive shall not be entitled to resign for Good Reason prior to a Change in Control.

(ii)                                  Notice of Termination for Good Reason.  The Executive must provide the Company with a notice of termination for Good Reason, which shall indicate the specific termination provision in subsection (i) relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination for Good Reason.  The failure by Executive to assert any facts or circumstances which contribute to the showing of Good Reason shall not waive any right of the Executive hereunder or preclude the Executive from asserting such fact or circumstance in enforcing his rights hereunder.  The notice of termination for Good Reason shall provide for a date of termination not less than 30 nor more than 60 days after the date such notice is given.  The Company shall have 30 days from the receipt of such notice of termination to cure the facts and circumstances leading to the giving of such notice.

(d)                                 Voluntary Resignation by the Executive without Good Reason.  The Executive may voluntarily resign without Good Reason upon 120 days prior written notice to the Company.

(e)                                  (i)                                     Cause.  A termination for Cause means a termination by the Company in accordance with subsection (ii) below, unless such circumstances are fully corrected by the Executive as provided in subsection (ii) below.  For purposes of this Agreement, the term

“Cause” shall mean: (i) substantial and continuing failure of Executive to render services to the Company in accordance with his assigned duties; (ii) willful misconduct or gross negligence of the Executive with regard to the Company or in connection with his assigned duties; (iii) the Executive’s conviction of, or plea of nolo contendere, to a felony (other than a felony involving a traffic violation); (iv) the Executive’s disloyalty, gross negligence, dishonesty or breach of fiduciary duty; (v) the commission by Executive of an act of fraud, embezzlement or willful disregard of the rules or policies of the Company, any of which results in loss, damage or injury to the Company, whether directly or indirectly; or (vi) a material breach by the Executive of any provision of this Agreement or any other material breach of any agreement entered into with the Company.  For purposes of this paragraph, no act, or failure to act, on the Executive’s part shall be considered “willful” unless such act, or failure to act, is in bad faith and without reasonable belief that his action or omission was in the best interests of the Company.

(ii)                                  Notice of Termination for Cause.  The Company shall provide the Executive with a notice of termination for Cause, which shall indicate the specific termination provision in subsection (i) relied upon and shall set forth in reasonable detail the facts and circumstances which provide for a basis for termination for Cause.  The date of termination for a termination for Cause shall be the date indicated in the notice of termination.  The Executive shall have 30 days from the receipt of such notice of termination to cure (if curable) the facts and circumstances leading to the giving of such notice.

(f)                                    Other Terminations.  Except as otherwise provided herein, the Company may terminate the Executive’s employment upon 30 days prior written notice to the Executive for reasons other than Cause or for no reason.

9.                                       Consequences of Termination of Employment.

(a)                                  Death.  If the Executive’s employment is terminated by reason of the Executive’s death, the Employment Term shall terminate without further obligations to the Executive’s legal representatives under this Agreement except for:  (i) any bonus if declared or earned but not yet paid for a completed fiscal year (the “Unpaid Bonus”), any amount of Base Salary earned but unpaid, through the date of the Executive’s death, and any unreimbursed business expenses payable pursuant to Section 6, which amounts shall be promptly paid in a lump sum to Executive’s estate (collectively the “Accrued Amounts”); and (ii) any other amounts or benefits owing to the Executive under the then applicable employee benefit or equity plans of the Company in accordance with the terms of such plans.

(b)                                 Disability.  If Executive’s employment is terminated by reason of the Executive’s Disability, the Executive shall be entitled to receive the payments and benefits to which his representatives would be entitled in the event of a termination of employment by reason of his death.

(c)                                  Termination by the Company without Cause.  If the Executive’s employment is terminated by the Company without Cause, subject to the Executive’s execution of a release as provided in subsection (g) below, the Executive shall receive the following payments and benefits: (A) continued payment of the Executive’s Base Salary in effect at the date of termination for 18 months, which shall be payable in equal monthly installments; (B)

payment of the Executive’s (and his dependents’) Consolidated Omnibus Budget and Reconciliation Act of 1985, as amended (“COBRA”) coverage premiums to the extent, and so long as, they remain eligible for COBRA for up to 18 months, provided, however, such payments shall cease if the Executive becomes eligible to receive medical coverage from a subsequent employer; and (C) any other amounts or benefits owing to the Executive under the then applicable employee benefit or equity plans of the Company, in accordance with the terms of such plans.  The Executive shall also promptly receive the Accrued Amounts.

(d)                                 Termination by Executive for Good Reason or Termination by Company without Cause after a Change in Control.  Upon the Executive’s termination of employment for Good Reason, or a termination of the Executive’s employment without Cause, in each case within one (1) year after the occurrence of a Change in Control, subject to the Executive’s execution of a release as provided in subsection (g) below, the Executive shall receive all of the payments and benefits provided in subsection (c) above, provided, however, in lieu of the payments provided in subsection (c)(A) above, the Company shall pay to the Executive a lump sum payment equal to two (2) times the Executive’s Base Salary in effect on the date of termination, which shall be paid within 10 days after termination.

(e)                                  Termination for Cause; Voluntary Resignation without Good Reason; or Non-Extension of Employment Term by Executive.  If the Executive’s employment hereunder is terminated by the Company for Cause, by the Executive without Good Reason or as a result of non-extension of the Employment Term by the Executive, the Executive shall be entitled to receive only the Accrued Amounts, provided, however, if the Executive’s employment is terminated by the Company for Cause, the Executive shall not receive the Unpaid Bonus.  The Executive’s rights under all employee benefit and equity plans shall be determined in accordance with the applicable plan.

(f)                                    Non-Extension of Employment Term by the Company.  If the Executive’s employment is terminated as a result of a non-extension of the Employment Term by the Company, the Executive shall receive the payments and benefits to which he would be entitled had his employment been terminated in accordance with subsection (c) above.

(g)                                 Release.  The Executive (or his estate) shall not be entitled to receive the payments and benefits set forth in this Section 9 unless Executive executes a general release (in a form reasonably prescribed by the Company) of all claims whether known or unknown that the Executive may then have against the Company and its affiliates.  The payment of the Accrued Amounts shall not be contingent on the Executive’s execution of such release.

10.                                 No Mitigation; No Offset.  In the event of any termination of employment hereunder, the Executive shall be under no obligation to seek other employment and there shall be no offset against any amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that the Executive may obtain.  Any amounts due under Section 9 are in the nature of severance payments and are not in the nature of a penalty.  Such amounts are inclusive, and in lieu of, any amounts payable under any other salary continuation or severance arrangement of the Company and to the extent paid or provided under any other such arrangement, shall be offset from the amount due hereunder.

11.                                 Change in Control.  (a)    For purposes of this Agreement, the term “Change in Control” shall mean the occurrence of any one of the following events:

(i)                                     any “person” as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any trustee or other fiduciary holding securities under any employee benefit plan of the Company, or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of Common Stock of the Company), becoming the owner (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 30% or more of the combined voting power of the Company’s then outstanding securities (including, without limitation, securities owned at the time of any increase in ownership);

(ii)                                  during any period of two (2) consecutive years, individuals who at the beginning of such period constitute the Board, and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in subsection (i), (iii), or (iv) of this section) or a director whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a person other than the Board whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two year period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board;

(iii)                               upon the merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, provided, however, that a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company’s then outstanding securities shall not constitute a Change in Control of the Company; or

(iv)                              upon the stockholders’ of the Company approval of a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets other than the sale of all or substantially all of the assets of the Company to a person or persons who beneficially own, directly or indirectly, at least 50% or more of the combined voting power of the outstanding voting securities of the Company at the time of the sale.

12.                                 Restrictive Covenants.  (a)    Executive acknowledges and agrees that as a result of his employment by the Company, the Executive had obtained, and will continue to have the opportunity to obtain, confidential information as to the Company and its affiliates and they will suffer substantial damage, which would be difficult to ascertain, if the Executive should use such confidential information and that because of the nature of the information that is, and will be, known to the Executive it is necessary for the Company and its affiliates to be protected by the confidentiality restrictions set forth herein.  Executive further acknowledges and agrees with the Company that, as a result of his employment by the Company, the Executive has had, and will continue to have, the opportunity to develop relationships with existing employees, customers and other business associates of the Company, which relationships constitute “goodwill” of the Company and its affiliates, and the Executive acknowledges and agrees that the Company and its affiliates would be irreparably damaged if the Executive were to take actions that would damage or misappropriate such “goodwill.”

(b)                                 Confidential Information.  During and after the Employment Term, the Executive shall not use for his own benefit or disclose to any third-party any Confidential Information (as defined below) relating to the Company or its affiliates (and their respective businesses), obtained by the Executive during his employment by the Company.  For purposes of this Agreement, Confidential Information means: (i) any information which is proprietary or unique to the Company or its affiliates (or their businesses), including, but not limited to, trade secret information, matters of a technical nature such as processes, systems, functional specifications, blueprints, computer programs, know-how, improvements, discoveries, designs, inventions, devices, techniques, data and formulas, research subjects and results; (ii) information of a strategic nature, including, but not limited to, any information with respect to marketing methods, plans and strategies, distribution channels, forecasts, products, operations, revenues, unpublished financial statements, expenses, budgets, projections, profits, sales, key personnel, customers (including customer lists and customer contacts), suppliers, costs and pricing policies; (iii) information as to employees and consultants, including, but not limited to, capabilities, competence, status with the Company and compensation levels; and (iv) any information the Company or an affiliate has indicated to the Executive in an unambiguous writing is confidential.  Confidential Information shall not include information: (x) that is otherwise public knowledge or known within the applicable industry, (y) disclosed in connection with performance of the Executive’s duties hereunder as the Executive deems in good faith to be necessary to be so disclosed or (z) compelled pursuant to the order of a court or other governmental or legal body having jurisdiction over such matter.  In the event the Executive is compelled by order of a court or other governmental or legal body to communicate or divulge any Confidential Information to anyone other than the foregoing, the Executive shall promptly notify the Company’s General Counsel of any such order so that the Company may seek a protective order.

(i)                                     Upon termination of the Executive’s employment with the Company, or at any time as the Company may request, the Executive shall promptly deliver to the Company, as requested, all documents (whether prepared by the Company, an affiliate, the Executive or a third party) relating to the Company, any affiliate or any of their businesses or property which the Executive may possess or have under his direction or control, including, without limitation, his rolodex or similar telephone and address directories, but other than documents provided to the Executive in his capacity as a participant in any employee benefit plan of the Company and any agreement by and between Executive and the Company with regard to the Executive’s employment or severance.

(c)                                  Non-Competition.  During the Employment Term and for a period thereafter equal to the longer of (i) twelve (12) months or (b) the period in which the Executive’s Base Salary is continuing to be paid under Section 9(c) or 9(f), as and if applicable, Executive shall not, directly or indirectly, as an individual proprietor, partner, stockholder, officer, employee, director, joint venturer, investor, lender, consultant or in any capacity whatsoever, engage in any activity related to software that is competitive with any software marketed by the Company or any of its affiliates within the twenty-four (24) month period prior to the termination of the Employment Term.  Nothing herein shall prevent the Executive from: (i) a passive ownership interest of not more than five percent (5%) of the total outstanding stock of a publicly held company; or (ii) engaging in any activity with the prior written consent of the Board.

(d)                                 Non-solicitation/Nondisparagement.  Executive agrees that during the Employment Term and for a period thereafter equal to the longer of (i) twelve (12) months or (b) the period in which the Executive’s Base Salary is continuing to be paid under Section 9(c) or 9(f), as and if applicable, the Executive shall not, directly or indirectly, either for himself or for any other person or entity: (i) hire, retain, recruit, solicit or induce any: (A) non-clerical employee of the Company or any affiliate, to terminate (or otherwise reduce) their relationship with the Company or any affiliate or (B) former non-clerical employee whose employment with the Company or any affiliate terminated within six (6) months of such solicitation or contact, for the purpose of employing or making use of the services of such individual; (ii) solicit or induce any person or entity (including, without limitation, any customer or supplier) to terminate, or otherwise to cease, reduce, or diminish in any way its relationship (or prospective relationship) with the Company or any affiliate; or (iii) make any disparaging statements concerning the Company or any affiliate or their officers, directors or employees, to the public or any vendor, supplier, customer, distributor, employee, consultant or other business associate of the Company or affiliate. Notwithstanding the foregoing, nothing herein shall prevent the Executive from placing general advertisements or otherwise generally advertising for employees, or serving as a reference for an employee of the Company.

(e)                                  Executive understands that the foregoing restrictions may limit the Executive’s ability to earn a livelihood in a business similar to the business of the Company, but the Executive nevertheless believes that the Executive has received, and will continue to receive, sufficient consideration and other benefits as provided hereunder to clearly justify such restrictions which, in any event (given the Executive’s education, skills and ability), the Executive does not believe would prevent him from otherwise earning a living.

(f)                                    Notwithstanding the foregoing, if at any time a court holds that the restrictions provided herein are unreasonable or otherwise unenforceable under circumstances then existing, the parties hereto agree that the maximum period, scope or geographic area determined to be reasonable under such circumstances by such court shall be substituted for the stated period, scope or area provided herein.

(g)                                 In the event of a breach or potential breach of this Section 12, the Executive acknowledges that the Company and its affiliates will be caused irreparable injury and that money damages may not be an adequate remedy and agree that the Company and its affiliates shall be entitled to injunctive relief (in addition to its other remedies at law) to have the provisions of this Section 12 enforced.  In the event of a material breach of this Section 12 by the Executive, the Executive shall promptly repay to the Company any payments the Executive received pursuant to Section 9 (other than Accrued Amounts), and the Company shall have no further obligation to the Executive (and/or his dependents) under this Agreement.

13.                                 Assignment of Inventions.

(a)                                  The Executive acknowledges and agrees that all ideas, methods, inventions, discoveries, improvements, work products or developments (“Inventions”), whether patentable or unpatentable,

(i)                                     that relate to the Executive’s work with the Company, made or conceived by the Executive, solely or jointly with others, while employed by the Company; provided that any Inventions which are made, disclosed, reduced to tangible or written form or description or are reduced to practice by the Executive after the Employment Term and which pertain to the business carried on or products or services being sold or developed by the Company or any of its affiliates at the time of the expiration or termination of the Employment Term and which were, or are derived from, Inventions worked on or developed by the Executive while employed by the Company, shall be presumed to have been made during such employment, or

(ii)                                  that are reasonably suggested by any work that the Executive performs for the Company or any of its affiliates, either while performing his duties for the Company or on the Executive’s own time, but only insofar as the Inventions are related to the Executive’s work as an employee or other service provider to the Company, shall belong exclusively to the Company (or its designee), whether or not patent applications are filed thereon.

(b)                                 The Executive shall assign to the Company the Inventions and all patents that may issue thereon in any and all countries, whether during or subsequent to the Employment Term, together with the right to file, in the Executive’s name or in the name of the Company (or its designee), applications for patents and equivalent rights (the “Applications”).  The Executive shall, at any time during and subsequent to the Employment Term, make such applications, sign such papers, take all rightful oaths, and perform all acts as may be requested from time to time by the Company with respect to the Inventions, and the Executive shall also execute assignments to the Company (or its designee) of the Applications, and give the Company and its attorneys all reasonable assistance (including the giving of testimony) to obtain the Inventions for its benefit, all without additional compensation to the Executive from the Company, but, in each case, entirely at the Company’s expense.  The Executive shall also provide any information, such as passwords or codes, necessary to allow the Company to fully utilize its property.

(c)                                  In addition, the Inventions will be deemed Work for Hire, as such term is defined under the copyright law of the United States, on behalf of the Company and the Executive agrees that the Company will be the sole owner of the Inventions, and all underlying rights therein, in all media now known or hereinafter devised, throughout the universe and in perpetuity without any further obligations to the Executive.  If the Inventions, or any portion thereof, are deemed not to be Work for Hire, the Executive hereby irrevocably conveys, transfers and assigns to the Company, all rights, in all media now known or hereinafter devised, throughout the universe and in perpetuity, in and to the Inventions, including without limitation, all of the Executive’s rights, title and interests in the copyrights (and all renewals, revivals and extensions thereof) to the Inventions, including without limitation, all rights of any kind or any nature now or hereafter recognized, including without limitation, the unrestricted right to make modifications, adaptations and revisions to the Inventions, to exploit and allow others to exploit the Inventions and all rights to sue at law or in equity for any infringement, or other unauthorized use or conduct in derogation of the Inventions, known or unknown, prior to the date hereof, including without limitation the right to receive all proceeds and damages therefrom.  In addition, the Executive hereby waives any so-called “moral rights” with respect to the Inventions.

(d)                                 The Executive hereby waives any and all currently existing and future monetary rights in and to the Inventions and all patents that may issue thereon, including, without limitation, any rights that would otherwise accrue to the Executive’s benefit by virtue of the Executive being an employee of, or other service provider to, the Company.

14.                                 Cooperation.  Subject to the Executive’s reasonable business commitments, the Executive agrees that during, and within two (2) years after, the Employment Term, the Executive shall, at the request of the Company, render assistance and perform all lawful acts that are necessary or advisable, in the Company’s good faith discretion, in connection with any litigation or claim involving the Company (or any affiliate) or any of their directors, officers, employees, shareholders, agents, representatives, consultants, clients or vendors, in which the Executive has knowledge of the subject matter of the dispute.  The Company shall reimburse the Executive for all reasonable expenses (including attorneys’ fees) incurred in connection with such assistance and cooperation.

15.                                 Arbitration.

All disputes and controversies arising under or in connection with this Agreement, other than the seeking of injunctive or other equitable relief pursuant to Section 12 hereof, shall be settled by arbitration conducted before one (1) arbitrator sitting in Bergen County, New Jersey, or such other location agreed by the parties hereto, in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association then in effect.  The determination of the arbitrator shall be final and binding on the parties.  Judgment may be entered on the award of the arbitrator in any court having proper jurisdiction.  All expenses of such arbitration, including the fees and expenses of the counsel of the Executive, shall be borne by each respective party.

16.                                 Miscellaneous.

(a)                                  Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey without reference to principles of conflict of laws.

(b)                                 Entire Agreement/Amendments.  This Agreement contains the entire understanding of the parties with respect to the employment of Executive by the Company and supersedes any prior agreements between the Company and Executive (including, without limitation, the Prior Agreement).  There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties with respect to the subject matter herein other than those expressly set forth herein and therein.  This Agreement may not be altered, modified, or amended except by written instrument signed by the parties hereto.

(c)                                  No Waiver.  The failure of a party to insist upon strict adherence to any term of this Agreement on any occasion shall not be considered a waiver of such party’s rights or deprive such party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement.  Any such waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.

(d)                                 Assignment.  This Agreement shall not be assignable by Executive, provided that any amount due Executive hereunder shall, in the event of his death, be paid to his estate or his designated beneficiary.  This Agreement shall be assignable by the Company only to an acquirer of all or substantially all of the assets of the Company, provided such acquirer promptly assumes all of the obligations hereunder of the Company in a writing delivered to the Executive.

(e)                                  Successors; Binding Agreement; Third Party Beneficiaries.  This Agreement shall inure to the benefit of and be binding upon the personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees legatees and permitted assignees of the parties hereto.

(f)                                    Communications.  For the purpose of this Agreement, notices and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given: (i) when faxed or personally delivered or (ii) one (1) business day after being sent by reputable “overnight” courier, postage prepaid, addressed to the addresses set forth below or to such other address as any party may have furnished to the other in writing in accordance herewith.  Notice of change of address shall be effective only upon receipt.

If to the Executive, to the Executive’s address on file with the Company:

If to the Company:

301 Route 17 North

Rutherford, New Jersey 07070

Attention: General Counsel

(g)                                 Withholding Taxes.  The Company may withhold from any and all amounts payable under this Agreement such Federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

(h)                                 Survivorship.  The respective rights and obligations of the parties hereunder, including, without limitation, Sections 12 and 14 hereof, shall survive the termination of the Executive’s employment to the extent necessary to the agreed preservation of such rights and obligations.

(i)                                     Counterparts.  This Agreement may be signed in counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.

(j)                                     Headings.  The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the day and year first above written.

AXS-ONE INC.

By:	/s/ Gennaro Vendome
Name:
Title: EVP Sales, Marketing, Consulting

Gennaro Vendome

EXHIBIT A

Parachute Payments

(a)                                  In the event that the Executive shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Internal Revenue Code of 1986, as amended (the “Code”) or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and if such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the amounts of any Company Payments shall be automatically reduced to an amount one dollar less than an amount that would subject the Executive to the Excise Tax.

(b)                                 For purposes of determining whether any of the Company Payments will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Company Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Code Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Code Section 280G(b)(2)) or tax counsel selected by such accountants (the “Accountants”) such Company Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code.

(c)                                  For purposes of making the calculation hereunder, the Executive shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Company Payments are to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive’s residence for the calendar year in which the Company Payments are to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year.

(d)                                 In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, the Executive shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect the Executive, but the Executive shall control any other issues.  In the event the issues are interrelated, the Executive and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree the Executive shall make the final determination with regard to the issues.  In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, the Executive shall permit the representative of the Company to accompany the Executive, and the

Executive and the Executive’s representative shall cooperate with the Company and its representative.

(e)                                  The Company shall be responsible for all charges of the Accountants.

(f)                                    The Company and the Executive shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit A.